Exhibit 99.1

At EMAK Worldwide, Inc.:

Media and investor inquiries:

Michael Sanders

SVP and Chief Financial Officer

(323) 932-4324

For Immediate Release

EMAK Worldwide Reports Results for First Quarter of 2008

LOS ANGELES, May 1, 2008 – EMAK Worldwide, Inc. (OTC: EMAK), a leading marketing services firm, today announced its financial results for the first quarter ended March 31, 2008.

Revenues increased seven percent to $38.7 million in the first quarter of 2008, compared with revenues of $36.2 million in the same period of the previous year.

The Company reported a breakeven quarter for the first quarter of 2008 compared with a net loss of $2.6 million, or $0.44 per diluted share, in the same period of the previous year.

The Company’s first quarter 2008 results include a restructuring charge of $113,000. Excluding this item, the Company reported a small profit of $130,000, or $0.01 per diluted share.

As announced separately today, the Company announced the nomination of Debra Fine, an independent consultant, and Jordan H. Rednor, President of Rednor Group, Ltd., to its Board of Directors.

"The operational strength we demonstrated in the fourth quarter continued into the new year," said Jim Holbrook, EMAK’s Chief Executive Officer. "The benefits of our restructuring efforts, coupled with the year-over-year increase in sales, drove the improvements in our bottom-line results. The first quarter is a good illustration of the hard work we’ve put in over the last few years. In what is seasonally our lowest volume quarter, we were able to report a slight profit, our second one consecutively. Agency Services revenues were up 21 percent, again boosted by Upshot’s high double-digit revenue growth. Also, our Promotional Products revenues were higher, partially due to the timing of programs for our largest client, but also reflecting growth at our Logistix agency in the U.S. These revenue gains were partially offset by continued declines in Europe. In the year-ago quarter, we shipped a sizable, low-margin program in the U.K., and this program was not repeated this year.

“The cost cutting measures of our 2007 restructuring plan are evident. We were able to reduce expenses by approximately $1.0 million, or 9.5%, during the quarter, as compared with

EMAK Worldwide, Inc.

the first quarter of 2007, and operating efficiency continues to be a key area of focus. Gross margin increased 130 basis points, and EBITDA before charge increased to $619,000 compared with an EBITDA loss of $2.1 million in the year-ago quarter.”

First Quarter 2008 Financial Highlights

The following table presents financial highlights for the Company’s operations for the first quarter of 2008. Full financial results, including reconciliations of GAAP to non-GAAP measures, follow at the end of the release.

Results from operations
(In thousands of dollars)	Three Months Ended March 31,
	2008	% of revenues		2007	% of revenues		% change
Revenues by segment:
Agency services	7,920	20.4%		6,559	18.1%		20.8%
Promotional products	30,827	79.6%		29,689	81.9%		3.8%
	38,747	100.0%		36,248	100.0%		6.9%

Gross profit by segment:
Agency services gross profit	2,485	31.4%	*	1,804	27.5%	*	37.7%
Promotional products gross profit	6,547	21.2%	*	6,159	20.7%	*	6.3%
	9,032	23.3%		7,963	22.0%		13.4%

Revenues by geographical area
United States	27,631	71.3%		22,032	60.8%		25.4%
International	11,116	28.7%		14,216	39.2%		-21.8%
	38,747	100.0%		36,248	100.0%		6.9%

Income (loss) from operations by geographical area
United States	249	0.9%	**	(608)	-2.8%	**	-141.0%
International	(647)	-5.8%	**	(1,849)	-13.0%	**	-65.0%
	(398)	-1.0%		(2,457)	-6.8%		-83.8%

Operating expenses	9,430	24.3%		10,420	28.7%		-9.5%
Operating loss	(398)	-1.0%		(2,457)	-6.8%		-83.8%
Net income (loss)	17	0.0%		(2,593)	-7.2%		-100.7%

Non-GAAP financial highlights
Adjusted operating expenses before charge	9,317	24.0%		10,420	28.7%		-10.6%
EBITDA	506	1.3%		(2,119)	-5.8%		-123.9%
EBITDA before charge	619	1.6%		(2,119)	-5.8%		-129.2%
Adjusted operating income (loss) before charge	(285)	-0.7%		(2,457)	-6.8%		-88.4%
Adjusted net income (loss) before charge	130	0.3%		(2,593)	-7.2%		-105.0%

*Percentage of segment revenues
**Percentage of geographical area revenues

Additional First Quarter 2008 Financial Highlights

EMAK Worldwide, Inc.

Overview

•

Domestic revenues for the quarter were $27.6 million, or 71.3 percent of revenues, and international revenues for the quarter were $11.1 million, or 28.7 percent of revenues. In the year-ago quarter, domestic revenues were $22.0 million, or 60.8 percent of revenues, and international revenues were $14.2 million, or 39.2 percent of revenues.

•	Net foreign currency translation had a favorable impact to revenues of approximately $267,000 versus the prior-year period average exchange rates.
•

Operating expenses of $9.3 million, before charges, decreased by $1.1 million for the quarter, or 10.6 percent. As a percentage of revenue, operating expenses were 24.0 percent in the first quarter of 2008, compared to 28.7 percent of revenues in the year-ago quarter. The full impact of the Company’s cost reductions is not fully visible due to higher non-cash occupancy costs at Upshot related to lease accounting, which will continue through March 2009.

•

Operating loss was $398,000 as compared to $2.5 million in the year-ago quarter. Operating loss before charge was $285,000 in the first quarter of 2008. Domestic operating income of $249,000 was offset by international operating losses of $647,000.

•

Other income for the period was $505,000 compared to a loss of $19,000 in the year-ago quarter. The other income in the first quarter of 2008 is a result of foreign exchange gains in Europe due to an increase in the value of the Euro relative to the British Pound and U.S. Dollar.

Products

•	Beginning with the first quarter of 2008, the Promotional Products and Consumer Products segments have been combined into one reporting segment, Promotional Products.
•	Promotional Products revenues were higher due to the timing of shipments for EMAK’s largest client, and incremental programs at Logistix in the U.S.
•	Promotional Products gross profit margin was higher than the prior-year period due to improved gross margins at Logistix in the U.K. and higher gross margins for consumer products sold at retail.

Services

•	Agency Services revenues were higher versus the year-ago quarter, increasing by $1.4 million, or 20.8 percent, due to continued growth at Upshot across both new and recurring clients.

EMAK Worldwide, Inc.

•

Agency Services gross profit dollars increased from the prior-year period as a result of a higher contribution of gross profit dollars from the Upshot agency, which had higher fee-based revenues from both new and existing clients.

•

Agency Services gross profit margin increased due to the higher fee-based revenues mentioned previously and a smaller proportion of direct outside costs. Agency Services gross profit includes direct outside costs that fluctuate, making direct comparisons of the gross profit percentages difficult. Typically billings for direct outside costs, which are included in revenues, have very low gross margins. In periods in which segment revenues contain significant direct outside costs, the overall gross profit percentage will be lower. Management views the overall gross profit dollars, rather than the percentage, to be a more meaningful measure of performance in this segment.

Agency Restructuring

•

In the first quarter of 2008, actions related to restructurings in the U.S. and Europe totaled $113,000, or $0.01 per diluted share. These charges represent the closure of EMAK’s warehouse facility and severance expense for headcount reductions in the U.K.

•

Planned actions related to both the U.S. and European restructurings are substantially complete; however, the Company’s continuing efforts to align costs with revenues could result in moderate restructuring charges through the remainder of 2008. Further, although not expected to be significant, the Company expects to recognize additional charges related to certain of its facility leases in the second and third quarters of 2008.

Financial Condition

•	The balance of cash, cash equivalents and restricted cash at March 31, 2008 was $1.9 million, a decrease of $1.5 million versus the end of 2007. The Company had no debt at the end of either period.
•	As a result of the timing of payments to vendors, the Company used $891,000 in cash from operations during the first quarter of 2008, versus generating $1.0 million in cash in the year-ago quarter.
•	Working capital was $6.8 million and the current ratio was 1.2, versus working capital of $6.4 million and a current ratio of 1.2 at the end of 2007.
•	The Company has adequate liquidity and capacity under its unused $25 million credit facility to fund anticipated working capital needs and business initiatives for at least the next 12 months.

EMAK Worldwide, Inc.

Outlook

Holbrook commented on the Company’s focus on delivering innovative ideas and superior service to its clients, resulting in improved financial performance. “We’ve made good progress toward returning to meaningful profitability and sustained growth. We no longer pursue low-margin programs with empty revenues. As anticipated, our backlog, which we define as revenues under contract, is lower for 2008 than it was at a similar point in 2007, as reported in the 10-K, but our pipeline in Agency Services is strong. Some of the decline is due to our changing business mix. As well, lead times are shrinking for some pitches, but there is still room for upside in 2008. Upshot continues on its upward trajectory with significantly higher retainer fees, giving us visibility to revenues in the near term, combined with nice growth in project work. For Promotional Products, volumes for our largest client are trending positively and together with a stabilizing scenario at Logistix, we have confidence for the remainder of 2008. We’re still on track for modest revenue growth and positive EBITDA for the year.

“We are also encouraged by our new marketing relationship with the Better Living BrandsTM Alliance, announced by Safeway Inc. earlier this week, aimed at broadening distribution of the O Organics® and Eating RightTM brands across all retail channels. This represents an exciting new avenue for EMAK and we are working hard to capitalize on this opportunity as it evolves.”

First Quarter Conference Call and Webcast

The Company will host a conference call with investors and financial analysts today at 5:00 p.m.ET/2:00 p.m. PT to discuss its first quarter financial results and operational highlights. A live webcast will be accessible at www.emak.com via the Investor Info section (Events page) of the website. For those who cannot listen to the live broadcast, an online replay will be available for 30 days at www.emak.com, or a phone replay will be available through May 8, 2008, by dialing 800-642-1687 or 706-645-9291 (international) and entering the passcode 44722313.

About EMAK Worldwide, Inc.

EMAK Worldwide, Inc. is the parent company of a family of marketing services agencies including Equity Marketing, Logistix, Mega and Upshot. Its agencies are experts in “consumer activation” by offering strategy-based marketing programs that directly impact consumer behavior. The agencies provide strategic planning and research, consumer insight development, entertainment marketing, design and manufacturing of custom promotional products, kids marketing, event marketing, shopper marketing and environmental branding. The Company’s blue-chip clients include Burger King Corporation, Frito-Lay, Kellogg, Kohl’s, Kraft, Macy’s, Miller Brewing Company and Procter & Gamble, among others.

EMAK Worldwide, Inc.

Headquartered in Los Angeles, EMAK has offices in Chicago, Amsterdam, Frankfurt, London, Paris and Hong Kong. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.

NOTE: All trademarks and registered trademarks are property of their respective owners.

Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2008 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	(Unaudited)
	2008	2007
Revenues	$38,747	$36,248
Cost of sales	29,715	28,285
Gross profit	9,032	7,963
Operating expenses:
Salaries, wages and benefits	5,232	6,663
Selling, general and administrative	4,085	3,757
Restructuring charge	113	-
Total operating expenses	9,430	10,420
Loss from operations	(398)	(2,457)
Interest income (expense), net	(18)	2
Other income (expense)	505	(19)
Income (loss) before provision for income taxes	89	(2,474)
Provision for income taxes	72	119
Net income (loss) available to common stockholders	$17	$(2,593)

Basic income (loss) per share
Income (loss) per share	$0.00	$(0.44)
Weighted average shares outstanding	5,945,299	5,852,174

Diluted income (loss) per share
Income (loss) per share	$0.00	$(0.44)
Weighted average shares outstanding	8,854,233	5,852,174

EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

ASSETS	March 31,	December 31,
	2008	2007
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$1,858	$2,988
Restricted cash	-	390
Accounts receivable, net	22,639	24,477
Inventories	7,255	7,315
Prepaid expenses and other current assets	2,309	1,773
CURRENT ASSETS	34,061	36,943
Fixed assets, net	3,481	3,377
Intangible assets, net	10,825	10,827
Other assets	303	296
TOTAL ASSETS	$48,670	$51,443

LIABILITIES, REDEEMABLE PREFERRED STOCK
AND STOCKHOLDERS' EQUITY
Short-term debt	$-	$-
Accounts payable	14,208	15,385
Accrued liabilities	13,078	15,150
CURRENT LIABILITIES	27,286	30,535
Long-term liabilities	1,725	1,432
TOTAL LIABILITIES	29,011	31,967

Redeemable preferred stock	19,041	19,041

Common stock	-	-
Additional paid-in capital	35,576	35,284
Accumulated deficit	(20,824)	(20,841)
Accumulated other comprehensive income	3,535	3,661
Less:
Treasury stock	(17,669)	(17,669)
TOTAL STOCKHOLDERS' EQUITY	618	435
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK
AND STOCKHOLDERS' EQUITY	$48,670	$51,443

EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
	Three Months Ended
	March 31,
	(Unaudited)
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$17	$(2,593)
Adjustments to reconcile net income (loss) to
net cash provided by (used in) operating activities:
Depreciation and amortization	399	357
Provision for doubtful accounts	40	(39)
Gain on disposal of fixed assets	(21)	(1)
Amortization of restricted stock	354	416
Changes in operating assets and liabilities-
Increase (decrease) in cash and cash equivalents:
Accounts receivable	1,802	3,466
Inventories	58	(1,033)
Prepaid expenses and other current assets	(539)	1,358
Other assets	(6)	18
Accounts payable	(1,179)	1,029
Accrued liabilities	(2,106)	(1,698)
Long-term liabilities	290	(269)

Net cash provided by (used in) operating activities	(891)	1,011

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(506)	(494)
Restricted cash	388	-
Proceeds from sale of fixed assets	18	1

Net cash used in investing activities	(100)	(493)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of options via stock option buyback	(16)	-

Net cash used in financing activities	(16)	-

Net increase (decrease) in cash and cash equivalents	(1,007)	518

Effects of exchange rates on cash and cash equivalents	(123)	(6)

CASH AND CASH EQUIVALENTS, beginning of period	2,988	8,677

CASH AND CASH EQUIVALENTS, end of period	$1,858	$9,189

EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
EBITDA
(In thousands)

EBITDA, before charge, is calculated as follows:

	Three Months Ended
	March 31,
	(Unaudited)
	2008	2007
Net income (loss)	$17	$(2,593)

Interest expense (income), net	18	(2)
Provision for income taxes	72	119
Depreciation	398	338
Amortization	1	19
EBITDA	506	(2,119)

Restructuring charge	113	-

EBITDA, before charge	$619	$(2,119)

EBITDA is reconciled to cash flows provided by (used in) operating activities, the most comparable measure under generally accepted accounting principles, as follows:

	Three Months Ended
	March 31,
	(Unaudited)
	2008	2007
EBITDA, before charge	$619	$(2,119)

Restructuring charge	(113)	-
Interest income (expense), net	(18)	2
Provision for income taxes	(72)	(119)
Changes in operating assets and liabilities	(1,680)	2,871
Other, net	373	376

Net cash provided by (used in) operating activities	$(891)	$1,011

EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
Supplementary Information
Reconciliation of GAAP to Non-GAAP Financial Highlights
(In thousands of dollars, except per share data)

	Three Months Ended March 31, 2008
	GAAP	Special items		Non-GAAP
Operating expenses	9,430	(113)	(a)	9,317
Operating loss	(398)	113	(a)	(285)
Net income	17	113	(a)	130

Diluted income per share	$-	$0.01	(b)	$0.01

(a) The Company's first quarter 2008 results include a restructuring charge of $113 related to the closure of EMAK’s warehouse facility and severance expense for headcount reductions in the U.K.

(b) Includes adjustments noted in footnote (a) on a per share basis.

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